EXHIBIT 10.5

Confidential Treatment

SUPPLY AND DISTRIBUTION AGREEMENT

This SUPPLY AND DISTRIBUTION AGREEMENT (this “Agreement”), is made as of September 16, 2009 (“Effective Date”) by and between Printcolor Screen Ltd., a Swiss company with its principal place of business at Welschloh 299 CH-8965 Berikon, Switzerland (“SUPPLIER”), and Applied DNA Sciences, Inc., a Delaware corporation its principal place of business at 25 Health Sciences Drive Suite 113, Stony Brook, New York 11790 (“BUYER”, and together with SUPPLIER, the “Parties”).

RECITALS

WHEREAS, the Parties desire to enter into this Supply and Distribution Agreement whereby SUPPLIER will manufacture and supply certain products for BUYER under the terms and conditions set forth in this Agreement, and BUYER will purchase and sell such products to its customers.

NOW, THEREFORE, and in consideration of the mutual promises, covenants, representations and good and valuable consideration set forth herein, the adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1.                         PRODUCTS, ORDERS AND PRICING.

1.1                 Manufacturing Services.  During the term of this Agreement, SUPPLIER shall manufacture and supply to BUYER on an exclusive basis (except as set forth in Section 8.1 of this Agreement) and BUYER shall purchase and acquire from SUPPLIER, those quantities of the AzSure formulation or any derivatives thereof (the “Products”) as are ordered by BUYER from time to time under, and subject to the terms and conditions of, this Agreement.  Notwithstanding anything herein to the contrary, BUYER shall not be obligated to utilize SUPPLIER’s manufacturing or supply services with respect to any minimum amount of the Products or at all.

1.2                 Purchase Price.  Prices for the Products sold under, and for the term of, this Agreement shall be as set forth on the price list that appears as Schedule A to this Agreement (the “Purchase Price”), except for permitted adjustments made from time to time by written agreement of the Parties (in which case an amended Schedule A shall replace the old Schedule A and shall be attached to this Agreement).

1.3                 Payment; Payment Terms; Payment Currency.  BUYER shall pay the amounts invoiced by SUPPLIER for the Products ordered by BUYER.  In case of any dispute or question, SUPPLIER shall first contact BUYER and attempt in good faith to resolve the dispute/question.  Payments by BUYER shall be made directly to SUPPLIER on or before the date which is sixty (60) days after the date of receipt of such invoice.  All payments required to be made by BUYER hereunder shall be made in Euros.

1.4                 Compliance with Law.  All of the Products to be manufactured or supplied hereunder shall be made in accordance with all applicable laws and regulations and shall be shipped with an MSDS.  In addition, SUPPLIER represents and warrants that: (i) the Products, when received, shall meet specifications and shall be of merchantable quality, fit and safe and free from defects in material, design and workmanship; (ii) it possesses all licenses and permits required by any governmental jurisdiction in which it or its employees operate pursuant to this Agreement that may be required to manufacture and sell the Products; (iii) the Products are manufactured and labeled in compliance with all applicable environmental, health and safety laws and regulations; (iv) the Products are fit for a particular purpose intended; and (v) SUPPLIER and its customers shall have good title to all Products sold to BUYER free and clear of all liens, claims and encumbrances.

1.5                 Placing of Orders.  During the Term or any Renewal Term of this Agreement, BUYER shall submit written purchase orders to SUPPLIER clearly setting forth the amounts of Product to be purchased by BUYER and requested shipping dates for the ordered Products.  All purchase orders shall be in accordance with the terms and conditions of this Agreement.  In the event of any conflict between the terms of this Agreement and the terms of any purchase order issued by BUYER, the terms of this Agreement will govern.

ARTICLE 2.                         TERM AND TERMINATION.

2.1                 Term.  The term of this Agreement shall continue from the Effective Date until the earlier of (i) five (5) years after the Effective Date and (ii) the date this Agreement is otherwise terminated in accordance with its terms (the “Initial Term”).

2.2                 Termination.  This Agreement may be immediately terminated by either party upon (i) failure of the other party to comply with laws and regulations which materially affect such party’s contracting rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof; (ii) any material breach of this Agreement by the other party which is not cured within thirty (30) days of receipt of written notice thereof or (iii) the mutual agreement of the Parties.

2.3                 Renewal Term.  This Agreement will automatically renew for consecutive one (1) year terms under the same terms and conditions set forth herein (each a “Renewal Term”) unless terminated by either party upon delivering written notice to the other party at least ninety (90) days but not more than one hundred twenty (120) days prior to the end of the then existing term.  The Renewal Term(s), if any, and the Initial Term are collectively referred to herein as the “Term.”

2.4                 Rights on Termination or Expiration.  In the event of the termination or expiration of this Agreement, in addition to all other remedies available at law or in equity, the Parties shall have the following rights and obligations:

(a)
Within ten (10) days after the termination or expiration of this Agreement, each party shall return to the other any and all proprietary and Confidential Information of such party then in its possession or under its control.

(b)
Termination or expiration of this Agreement shall not release any party from the obligation to make payment to the other party of all amounts then and thereafter due and payable under this Agreement within thirty (30) days of termination or expiration, as the case may be.

(c)	Unless BUYER otherwise instructs SUPPLIER in writing, SUPPLIER shall fulfill all outstanding purchase orders submitted by BUYER in accordance with Section 1.5 of this Agreement.

(d)
BUYER will have the option of requiring SUPPLIER to continue to supply the Products for a period up to six (6) months under the same terms applicable to this Agreement in order to maintain a continuity of supply in the transition.

ARTICLE 3.                        Delivery.  BUYER shall provide SUPPLIER with reasonable lead time for the fulfillment and delivery of purchase orders and SUPPLIER shall timely fulfill orders for purchases received from BUYER and shall deliver the products wherever so instructed by BUYER as follows:

3.1.                   Ex works (incoterms) Berikon, Switzerland.  SUPPLIER shall supply shipping documents and the safety label.

3.2.                  SUPPLIER shall supply a batch identification number/barcode and MSDS with each shipment, the content of the MSDS in accordance with applicable laws and regulations, containing the AzSure product name.

3.3.           BUYER shall supply product labels printed at its own expense to SUPPLIER.  The product labels will conform to the AzSure style and contain a product code issued by SUPPLIER.

ARTICLE 4.                        Time of essence.  Time is of the essence as to the obligations of SUPPLIER under each purchase order issued by BUYER in accordance with Section 1.5 of this Agreement.  The agreed upon lead times for the product will be indicated on each such purchase order.  SUPPLIER agrees to operate within the lead times agreed to by the parties as indicated on each such purchase order.

ARTICLE 5.                        Quality Control.  The quality of the products, including, among other things, the specifications in manufacturing the products, shall meet the quality requirements of BUYER’s customers that are provided to SUPPLIER or otherwise reasonably understood by SUPPLIER prior to acceptance of any purchase order solely to the extent the foregoing relate to the products.

ARTICLE 6.                        Risk of Loss.  BUYER shall bear the risk of loss of, or damage to, any of the products after the products have been placed on trucks at the loading dock at SUPPLIER’s plant located at Berikon, Switzerland (the “Plant”) for transport to BUYER’s customers or other place designated by BUYER.  SUPPLIER shall bear the risk of loss for the products prior to such time (fob SUPPLIER’s Plant).

ARTICLE 7.                        Inspection of the products.  BUYER and its representatives may, upon reasonable notice and during regular business hours, inspect the manufacture of products and conduct related quality control; provided, that such right of inspection shall  be limited to one inspection per quarter of each year.  In connection therewith, SUPPLIER shall provide reasonable assistance and access to SUPPLIER’s facilities, personnel and materials.  SUPPLIER shall comply with BUYER’s reasonable quality and inspection procedures.

ARTICLE 8.                         MUTUAL REPRESENTATIONS AND WARRANTIES.

8.1                 Each party represents and warrants to the other that it has the right and authority to enter into this Agreement and to perform all of its respective obligations and undertakings herein.  Each party further represents and warrants to the other that (i) the rights and privileges granted or to be granted hereunder are and will at all times be free and clear of any liens, claims, charges or encumbrances; and (ii) neither party has done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish the other party’s full enjoyment of the rights and privileges granted and to be granted under this Agreement.

8.2                 Each party represents and warrants that it is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

ARTICLE 9.                        COVENANTS.

9.1                 BUYER recognizes that SUPPLIER is currently manufacturing and/or supplying and may manufacture and/or supply the AzSure formulation (without marking the product or literature as “AzSure”) to Villiger in Switzerland.  SUPPLIER will not sell to Villiger the “AzSure” formulation in the azure color.  SUPPLIER agrees that it will not enter into any agreement for the manufacture of Products that would impair its ability to perform its obligations hereunder on a timely basis.

9.2                 BUYER agrees to source AzSure or similar formulations only from SUPPLIER during the term of this Agreement.

9.3                 The Parties agree that BUYER owns the rights to the pending trademark for “AzSure” and its associated art except for the chemical composition of the ink, which is SUPPLIER’s intellectual property.

9.4                 BUYER agrees to make commercially reasonable efforts to sell AzSure to the cash in transit (CViT) industry globally.  After an initial business development phase of no more than 12 months, BUYER will make commercially reasonable efforts to target an annual sales volume of approximately 10 tons of the Product.  BUYER will develop marketing collaterals at its own expense.  SUPPLIER will be mentioned as the “development partner” for AzSure in BUYER’s sales and marketing literature.

9.5                 BUYER reserves the right to appoint sales agents and to offer exclusive supply within specific markets.

9.6                 SUPPLIER agrees to supply BUYER with the methods of quality assurance required for testing each batch of the Product.  SUPPLIER agrees to provide BUYER with a quality control report for each batch of the Product.  SUPPLIER will not alter the yet to be agreed upon formulation for the Product without the approval of BUYER.

ARTICLE 10.                      CONFIDENTIAL INFORMATION.

10.1               Each party acknowledges and agrees that it may have access to information, including, but not limited to, intellectual property, trade secrets, business information, ideas and expressions, which are proprietary to and/or embody the substantial creative efforts of the other party (“Confidential Information”).  The Parties agree that Confidential Information will remain the sole and exclusive property of the disclosing party (“Disclosing Party”), and the receiving party (“Receiving Party”) agrees to maintain and preserve the confidentiality of such information, including, but without limitation, taking such steps to protect and preserve the confidentiality of the Confidential Information as it takes to preserve and protect the confidentiality of its own confidential information.  All materials and information disclosed by either party to the other will be presumed to be Confidential Information and will be so regarded by the Receiving Party unless, the Receiving Party can prove that the materials or information are not Confidential Information.  For the purposes of this Section:

10.2               The Parties agree that the Confidential Information will be disclosed for use by the Receiving Party only for the limited and sole purpose of carrying out the terms of this Agreement.

10.3               The Receiving Party agrees not to disclose or permit any other person or entity access to the Confidential Information, except that such disclosure will be permitted to an employee, agent, representative or independent contractor of the Receiving Party requiring access to the same.

10.4               The Receiving Party agrees: (i) not to alter or remove any identification of any copyright, trademark or other proprietary rights notice which indicates the ownership of any part of the Confidential Information, and (ii) to notify the Disclosing Party of the circumstances surrounding any possession, use or knowledge of the Confidential Information by any person or entity other than those authorized by this Agreement.

10.5               Confidential Information will exclude any information that (i) has been or is obtained by the Receiving Party from a source independent of the Disclosing Party and not receiving such information from the Disclosing Party, (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Disclosing Party or its personnel, or (iii) is independently developed by the Receiving Party without reliance in any way on the Confidential Information provided by the Disclosing Party; or (iv) the Receiving Party is required to disclose under judicial order, regulatory requirement, or statutory requirement, provided that the Receiving Party provides written notice and an opportunity for the Disclosing Party to take any available protective action prior to such disclosure.

ARTICLE 11.                       INDEMNIFICATION; LIMITATION ON DAMAGES.

11.1               SUPPLIER’s Indemnification.  SUPPLIER hereby agrees to indemnify, defend, and hold BUYER harmless from any and all third party claims, losses, liabilities, causes of action and costs (including reasonable attorneys’ fees) arising from, or on account of, or related to any breach by SUPPLIER of its obligations, representations and warranties hereunder.

11.2               BUYER’s Indemnification.  BUYER hereby agrees to indemnify, defend, and hold SUPPLIER harmless from any and all third party claims, losses, liabilities, causes of action and costs (including reasonable attorneys’ fees) arising from, or on account of, or related to any breach by BUYER of its obligations, representations and warranties hereunder.

11.3               Limitation on Damages.  NEITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES, SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER INDIVIDUAL OR ENTITY FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR INCIDENTAL LOSS OR DAMAGE OF ANY KIND OR NATURE, RELATING TO OR ARISING OUT OF THIS AGREEMENT INCLUDING BUT NOT LIMITED TO ANY LOSS OF REVENUES, ANTICIPATED PROFITS OR SAVINGS, OR LOSS BY REASON OF SHUTDOWN IN OPERATION OR FOR INCREASED EXPENSES OF OPERATION.

ARTICLE 12.                       GENERAL.

12.1               Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof.  The Parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Agreement will exclusively be in the state or federal courts located in New York County, New York.

12.2               Entire Agreement.  This Agreement, including the Exhibit(s) attached hereto, constitutes the entire agreement and understanding between the Parties and integrates all prior discussions between them related to its subject matter.  No modification of any of the terms of the agreement will be valid unless in writing and signed by an authorized representative of each party.

12.3               Assignment.  This Agreement may not be assigned by any party hereto to any other person, firm, or entity without the express written approval of the other party hereto and any attempt at assignment in violation of this Section will be null and void; provided, that, notwithstanding the foregoing, BUYER may assign this Agreement, and grant a security interest in this Agreement, to any senior lender to BUYER without being required to obtain the consent of SUPPLIER, and SUPPLIER shall have the right to assign this Agreement to an affiliate of SUPPLIER upon written notice to BUYER, without being required to obtain the consent or approval of BUYER.  Without limiting the foregoing, SUPPLIER shall not, voluntarily or by operation of law (including, without limitation, by transfer of the stock of SUPPLIER), assign or transfer, this Agreement or any interest herein, or any right or obligation hereunder, without first obtaining the written consent of BUYER, which consent shall not be unreasonably withheld.

12.4               Notices.  All legal notices required or permitted hereunder will be given in writing addressed to the respective Parties as set forth below and will either be (i) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, or (iii) transmitted by nationally recognized private express courier, and will be deemed to have been given on the date of receipt if delivered personally, or three (3) days after deposit in mail or express courier.  Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection.  The addresses for the Parties are as follows:

SUPPLIER	BUYER

Printcolor Screen Ltd. Attn: Welschloh 299 CH-8965 Bericon Switzerland	Applied DNA Sciences, Inc. Attn: Kurt Jensen 25 Health Sciences Dr., Suite 113 Stony Brook, NY 11790 USA

12.5               Rights to Injunctive Relief.  The Parties acknowledge that remedies at law may be inadequate to provide full compensation in the event of a material breach relating to either party’s obligations, representations, and warranties hereunder, and the non-breaching party will therefore be entitled to seek injunctive relief in the event of any such material breach.

12.6               Force Majeure.  No party will be liable for, or will be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond such party’s reasonable control (such as war, riot, attack of terror, insurrection, rebellion, strike, lockout, unavoidable casualty, or damage to personnel, material or equipment, fire, flood, storm, earthquake, tornado, or any act of God) and that such party is unable to overcome through the exercise of commercially reasonable diligence.  If any force majeure event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event.  However, if a force majeure event prevents a party’s performance of a material covenant set forth herein, the other party can immediately terminate this Agreement.

12.7               Waiver.  The waiver, express or implied, by any party of any breach of or right under  this Agreement by another party will not waive any subsequent breach or right by such party of the same or a different kind.

12.8               Headings.  The headings to the Sections and Schedules of this Agreement are included merely for convenience of reference and will not affect the meaning of the language included therein.

12.9               Independent Contractors.  The Parties acknowledge and agree that they are dealing with each other hereunder as independent contractors.  Nothing contained in this Agreement will be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

12.10             Severability.  In the event any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be reformed only to the extent necessary to make it enforceable, and the other provisions of this Agreement will remain in full force and effect.

12.11             Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, will be deemed to be an original.  Notwithstanding the foregoing, the Parties will deliver original execution copies of this Agreement to one another as soon as practicable following execution thereof.

12.12             Cooperation in Drafting.  The Parties have cooperated in the drafting and preparation of this Agreement, and it will not be construed more favorably for or against any party.

12.13             Attorney’s Fees.  Should any party hereto initiate a legal or administrative action or arbitration proceeding (an “Action”) to enforce any of the terms or conditions of this Agreement, the prevailing party (as determined by the court, arbitrator or other fact-finder) will be entitled to recover from the losing party all reasonable costs of the Action, including without limitation, reasonable attorneys’ fees and costs.

[Signature Page Follows]

EXHIBIT 10.5

Confidential Treatment

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SUPPLIER

Printcolor Screen Ltd.

By:	/s/ Dieter Hermann__________
	Name:	Dieter Hermann
	Title:	CEO

BUYER

APPLIED DNA SCIENCES, INC.

By:	/s/ James A. Hayward_______
	Name:	James A. Hayward
	Title:	CEO

EXHIBIT 10.5

Confidential Treatment

SCHEDULE A

AzSure Pricing Scheme From PrintColor to APDN

	Ship in 200 liter Drums		Ship in 20, 30 or 50 liter Pourer Cans
	60 day terms	Prepay (2)	60 day terms (1)	Prepay (2)
Total Volume Per
Order (liters)	Price Per Liter		Price Per Liter

200	€ ***		€ ***

1,000	€ ***		€ ***

Blanket Orders (3)

3,000	€ ***	€ ***	€ ***	€ ***

6,000	€ ***	€ ***	€ ***	€ ***

10,000	€ ***	€ ***	€ ***	€ ***

(1) 7% Increase in Price Per Liter

(2) 5% Decrease if APDN Prepays Blanket Order

(3) Blanket orders: minimum 3,000 liters or above per order